EXHIBIT 99.1
“American Oil & Gas Commences Drilling At Krejci Project"
     DENVER, July 27, 2006 — American Oil & Gas, Inc. (Amex: AEZ ) reports that drilling activity has commenced in its Krejci project area with drilling operations on the Krejci Federal 3-29 well. The Krejci 3-29 well, located in Niobrara County, Wyoming, is the first of two currently planned wells to be drilled in the Krecji AMI project area where American controls an approximate 90% working interest in over 63,000 gross acres. Both wells are designed to be horizontal tests of the 7,500 foot deep Mowry shale formation. Austin, Texas based Brigham Exploration Company (NASDAQ:BEXP) will participate in and operate the two well program.
     Under the terms of the agreement, Brigham will fund 100% of the drilling and completion costs of the initial two well horizontal drilling program. Brigham will carry American and North Finn, LLC for their respective 45% and 5% shares of all drilling and completion costs. Brigham will own a 50% interest in each of the first two wells with American owning 45% and North Finn owning 5%. Upon completion of the two well program, plus an additional $1 million of capital expenditures in the AMI project area by Brigham, Brigham will earn 50% of American’s 90%, and 50% of North Finn’s 10% working interests in the entire project AMI.
     American anticipates that the Krejci 3-29 well could take 30 to 45 days to drill and evaluate at a total cost of between $3 million to $3.5 million. The second well is currently expected to commence within 120 days from rig release of the first. Any subsequent wells will be operated by either American or Brigham, depending on their location within the project area, and will be funded and owned on the basis of American 45%, Brigham 50% and North Finn 5%.
     American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American can be found at the Company’s website: www.americanog.com.
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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity.”